EXHIBIT 16

Mauldin & Jenkins
Certified Public Accountants, LLC
2000 Southbridge Parkway, Suite 501
Birmingham, AL  35209

May 26, 2011

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: ServisFirst Bancshares, Inc.
Commission File Number 0-53149

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by ServisFirst Bancshares, Inc. in Item 4.01 of its Form 8-K dated May 26, 2011 and captioned “Changes in Registrant’s Certifying Accountant”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely, /s/ Mauldin & Jenkins, LLC Mauldin & Jenkins, LLC